REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Boston 1784 Funds

	In planning and performing our audit of the financial statements and financial highlights of Boston 1784 Funds, consisting of the Boston 1784 Tax-Free Money Market Fund, Boston 1784 U.S. Treasury Money Market Fund, Boston 1784 Prime Money Market Fund, Boston 1784 Short-Term Income Fund, Boston 1784 Income Fund, Boston 1784 U.S. Government Medium-Term Income Fund, Boston 1784 Tax-Exempt Medium
Term Income Fund, Boston 1784 Connecticut Tax-Exempt
Income Fund, Boston 1784 Florida Tax-Exempt Income Fund, Boston 1784 Massachusetts Tax-Exempt Income Fund, Boston
1784 Rhode Island Tax-Exempt Income Fund, Boston 1784 Asset Allocation Fund, Boston 1784 Growth and Income Fund, Boston 1784 Growth Fund, Boston 1784 International Equity Fund, Boston 1784 Institutional U.S. Treasury Money Market Fund and Boston 1784 Institutional Prime Money Market Fund (collectively, the "Fund") for the year ended May 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

	The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

	Because of inherent limitations in internal controls, errors or fraud may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

	Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 1999.

	This report is intended solely for the information and use of management, the Board of Directors of the Fund and the Securities and Exchange Commission.

PricewaterhouseCoopers L.L.P.
July 9, 1999